Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

November 2, 2007

Board of Directors
Hersha Hospitality Trust
510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106

Hersha Hospitality Trust Registration Statement on Form S-3
Relating to 2,066,189 Common Shares

Gentlemen:

We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed on the date hereof under the Securities Act of 1933, as amended, with respect to the offer and sale of 2,066,189 common shares of beneficial interest, par value $0.01 per share (the “Resale Shares”), of the Company as described in the Registration Statement and issuable upon redemption of units of limited partnership in Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Partnership”).

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below.  In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.  We have further assumed that, at and prior to the time of the sale and delivery of any Resale Shares pursuant to the Registration Statement, (a) the resolutions adopted by the Board relating to the issuance of Resale Shares prior to the date hereof have not have been amended, modified or rescinded in any way that is relevant to the matters addressed in this opinion, (b) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (c) there has not occurred any change in law adversely affecting the power of the Company to offer and sell the Resale Shares or the validity of the Resale Shares.

We have also assumed that the terms of any Resale Shares to be established subsequent to the date hereof, the offering, sale and delivery of any such Resale Shares, and compliance by the Company with the rights, powers, privileges and preferences and other terms, if any, of such Resale Shares will not at the time of such offering, sale and delivery violate or conflict with (a) the Declaration of Trust, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (b) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (c) any law or regulation or any decree, judgment or order then applicable to the Company.  We have further assumed that the number of Resale Shares to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of such class of shares authorized in the Declaration of Trust, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1.        The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

2.        The Resale Shares have been duly authorized and, if and when issued upon redemption of the units of limited partnership interest in the Partnership in accordance with the terms of the Partnership's Amended and Restated Agreement of Limited Partnership, as amended, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Maryland REIT Law, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any law other than the Maryland REIT Law, we do not express any opinion on such matter.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" therein.

Very truly yours,

/s/ Hunton & Williams LLP